EXHIBIT 21

SUBSIDIARIES OF COMMUNITY CAPITAL CORPORATION


                                                State of                      Other Names
      Subsidiary                             Incorporation               Doing Business Under
      ----------                             --------------              --------------------
Clemson Bank & Trust                         South Carolina                      None

Community Bank & Trust                       South Carolina                      None

Greenwood Bank & Trust                       South Carolina                      None

Mid State Bank                               South Carolina                      None

TheBank                                      South Carolina                      None

Capital Trust Services Company               South Carolina                      None



SUBSIDIARY OF GREENWOOD BANK & TRUST

Community Financial Services, Inc.           South Carolina                      None